Exhibit 10.76

HANSEN MEDICAL DEUTSCHLAND GMBH

April 12, 2011

Dr. Roland A. Peplinski

Dear Roland:

You and Hansen Medical Deutschland GmbH (the “Company”) entered into an Employment Agreement dated as of February 28, 2009 (by you) and March 3, 2009 (by the Company). In order to clarify your annual variable compensation opportunity, you and the Company agree that Section 5(3) of the Employment Agreement is hereby amended and restated in its entirety as follows:

(3) Annual Variable Compensation. The company will agree with the Employee on quarterly targets and goals that are agreed to at the beginning of each calendar year and subject to quarterly review and which may be based on sales of the Company’s products and/or services, orders, revenues, deferred revenue, profits, margin, procedures performed, number of units sold, or any other sales, revenue or profit-based metrics. Employee’s annual variable compensation opportunity may be expressed as a percentage of one or more of the foregoing metrics (with or without any threshold or maximum), in relation to increases in one or more of the foregoing metrics and/or as a bonus if a stated goal is achieved. If no agreement can be reached on objectives the employer shall decide as appears just to him. The respective written agreement in force on the objectives forms part of the contract of employment. If an employee’s employment is terminated during the calendar year the bonus payment is payable pro rata temporis. In the event of an unjustified termination of employment on the part of the employee or a dismissal without notice any bonus payment is forfeited. The bonus payment shall be reduced proportionally for times the employer is released from his obligation to pay remuneration, e.g. due to permanent disability or suspension of the employment relationship. As far as the employer effects deductions they shall be offset against bonus payment. For excess payments the employer is granted a contractual claim to repayment covering the amount overpaid.

* * * * *

Except as expressly set forth above, the Employment Agreement will remain in effect without change.

You may indicate your agreement with this amendment of the Employment Agreement by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours,

Hansen Medical Deutschland GmbH

By:	/s/ Peter Osborne
Title: Interim CFO
Hansen Medical Inc. Parent Company to Hansen Medical
Deutschland GmbH
(A Wholly Owned Subsidiary)

Accepted and agreed to:

/s/ Dr. Roland A. Peplinski
Dr. Roland A. Peplinksi
Dated: April 12, 2011